                                                                    EXHIBIT 10.9


                              EMPLOYMENT AGREEMENT
                              --------------------

          EMPLOYMENT AGREEMENT (the "Agreement") dated as of August 15, 1994, by and between Voxware Inc., a Delaware corporation (the "Company"), and Steven J. Ott ("Executive").

                              W I T N E S S E T H
                              - - - - - - - - - -

          WHEREAS, the Company wishes to employ Executive in an executive capacity and Executive is desirous of being so employed;

          NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements herein contained, the parties hereto agree as follows:

     1.   Employment, Duties and Acceptance.
          ---------------------------------

          (a) The Company hereby employs Executive for the Term (as hereinafter defined) to render services to the Company as Vice President, Sales and Marketing, and to perform such duties commensurate with such office as he shall reasonably be directed by the Board of Directors (the "Board") and President of the Company to perform. Without limiting the foregoing, Executive may report to such other senior executives of the Company as the Board or the President may direct.

          (b) Except as set forth below, Executive agrees to devote his entire working time, attention and energies to the performance of the business of the Company and its Affiliates (as defined below); and Executive shall not, directly or indirectly, alone or as a member of any partnership or other organization, or as an officer, director or employee of any other corporation, partnership or other organization, be actively engaged in or concerned with any other duties or pursuits which materially interfere with the performance of his duties hereunder, or which, even if non-interfering, may be inimical, or contrary, to the best interests of the Company and its Affiliates, except those duties or pursuits specifically authorized by the Board. Notwithstanding the foregoing, until October 1, 1994, Executive shall be deemed to be fulfilling his obligations to the Company hereunder if he devotes at least 50% of his working time, attention and efforts to the business of the Company and its Affiliates; provided that any other activities engaged in by Executive are not inimical, or contrary to the best interests of the Company and its Affiliates. As used herein, the term "Affiliate" means and includes any person, corporation or other entity controlling, controlled by or under common control with the corporation in question.

          (c) The principal place of employment of Executive hereunder shall at all times during the Term be in the greater New York, New York area, Princeton, New Jersey, the East or West Coast of the United States or other locations mutually acceptable to Executive and the Company.

          (d) Executive hereby accepts such employment and agrees to render the services described above.

     2.   Term of Employment.
          ------------------

          The term of Executive's employment under this Agreement will commence as of the date hereof (the "Effective Date") and shall end on the fourth anniversary hereof unless sooner terminated pursuant to Section 7 or 8 of this Agreement; provided that this Agreement shall automatically be renewed on the same terms for successive one-year terms (the initial four-year Term and, if the period of employment is so renewed such additional period(s) of employment are collectively referred to herein as the "Term") unless terminated by written notice given by either party to the other at least 90 days prior to the end of the applicable Term.

     3.   Compensation and Benefits.
          -------------------------

          (a) As full compensation for all services to be rendered pursuant to this Agreement, commencing on the earlier of (i) the closing of a sale or sales of the Company's securities pursuant to private placements or pursuant to registration statements filed under the Securities Act of 1933, as amended, with, and declared effective by, the Securities and Exchange Commission, in either case, with aggregate gross proceeds to the Company of not less than $1,000,000 or (ii) December 1, 1994 (the "Salary Commencement Date"), the Company agrees to pay Executive during the Term a base salary at an annual rate of $80,000, payable in such installments as is the policy of the Company with respect to executive employees of the Company (the "Salary"). The President and Chief Executive Officer of the Company (the "CEO") and the Board of Directors will review Executive's performance and Salary annually at the beginning of each fiscal year during the Term. The Salary will be subject to increase at the discretion of the Board of Directors.

          (b) Executive may receive bonuses on such dates, in such amounts and on such other terms as may be determined by the Board in its sole discretion.

          (c) In order to reimburse Executive for the expenses associated with his relocation in connection with his employment by the Company ("Relocation Expenses"), the Company shall pay to Executive a one-time non-accountable expense allowance of $20,000 out of which Executive will pay all such Relocation Expenses. Payment of Relocation Expenses shall be made at such times and in such installments as may be determined by the Board of Directors in consultation with Executive.

          (d) The Company shall pay or reimburse Executive for all reasonable expenses, other than Relocation Expenses as defined above and any automobile expenses other than those described in Section 3(i) below, actually incurred or paid by him during the Term in the performance of his services under this Agreement, upon presentation of expense statements or vouchers or such other supporting information as it reasonably may require.

          (e) Executive shall be eligible under any incentive plan, stock option plan, stock award plan, bonus, participation or extra compensation plan, pension, group insurance or other so-called "fringe" benefits, if any, which the Company generally provides for its executives.

          (f) The Company shall provide to Executive, at the Company's expense, family medical insurance, under the plan covering its executives generally, with coverage reasonably satisfactory to Executive and the Company. In the event that a "pre-existing condition" of Executive or a member of Executive's family would not be covered under the medical insurance provided by the Company, the Company will reimburse Executive's premiums under COBRA for Executive's existing medical insurance until the earlier of such time as the pre-existing condition is no longer an issue or the end of the COBRA period.

          (g) Executive shall be eligible under any group life and/or disability insurance covering its executives generally. The Company will pay up to $150 per month toward the premiums on a policy of disability insurance, covering Executive, with coverage and at a cost reasonably acceptable to Executive and the Company. In the event that the Company obtains group disability insurance covering its executives generally, the insurance provided to Executive hereunder may be provided by the Company under such group plan.

          (h) Executive shall be entitled to vacation time of three weeks per year during the Term taken, subject to fulfillment of his duties hereunder, in accordance with the vacation policy of the Company.

          (i) During the first twelve months of the Term, the Company will make available to Executive an automobile for Executive's business use to assist Executive in the performance of his duties hereunder at a cost not to exceed $500 per month in the aggregate. Thereafter, the Company may continue to do so if, in its sole discretion, it continues to be required for the performance of the Executive's duties.

          (j) Executive shall be entitled to commissions ("Commissions") on Sales (as defined below) for the period from the Effective Date through May 31, 1995 (the "Initial Period") as follows:

Amount of Sales ("Sales Thresholds")      Commissions
- ------------------------------------      -----------

If Sales are less than $500,000           None

If Sales are greater than $500,000 and    Commissions will be equal to 7% less
than $770,000                             of the amount of Sales over $500,000

If Sales are greater than $770,000        Commissions will be equal to
                                          $18,900 plus 12% of the amount
                                          of Sales over $770,000

For purposes of calculating the Commissions due for any period hereunder, Sales for such period shall mean the sum of (1) product revenues (including licensing fees) and (2) net cash advances (cash advances received less cash advances returned) against future revenues, actually received during the period. Commissions for any calendar month (or part thereof) during the Term for which Commissions are payable shall be paid within 30 days after the end of such month. The Sales Thresholds and Commissions for each fiscal year (or part thereof) during the Term other than the Initial Period shall be determined by good faith negotiations between Executive and the Company, it being understood and agreed that the current targeted level of Sales for fiscal 1996 is $6,500,000 and at that level of Sales, if achieved, it is anticipated that Executive's aggregate cash compensation (Salary and Commissions) would be approximately $250,000.

          Executive shall be entitled to $2,000 per month (the "Monthly Draw") as a draw against future Commissions for each of the first five full calendar months following the Salary Commencement Date. The Monthly Draw shall be paid on the first day of each such month. To the extent that commissions for the Initial Period do not equal or exceed the aggregate of the Monthly Draws, the Company may, at its option, offset amounts drawn and not earned against future Commissions earned.

     4.   Confidentiality.
          ---------------

          (a) Executive shall not, during the term of this Agreement, or at any time following termination of this Agreement, directly or indirectly, disclose or permit to be known (other than (i) as required by law (in which case Executive shall give the Company prior written notice of such required disclosure) or (ii) with the prior written consent of the Board of Directors), to any person, firm or corporation, any confidential information acquired by him during the course of, or as an incident to, his employment or the rendering of services hereunder, relating to the Company or any of its subsidiaries, any client, investor, corporate partner, or joint venturer of the Company or any of its subsidiaries, or any corporation, partnership or other entity owned or controlled, directly or indirectly, by the Company or its subsidiaries or, to the knowledge of Executive, by any of the other persons or entities listed above, or in which the Company or any of its subsidiaries or, to the knowledge of Executive, any of the other persons or entities listed above, has a beneficial interest. Such confidential information shall include, but shall not be limited to, business affairs, proprietary technology, trade secrets, patented processes, research and development data, know-how, market studies and forecasts, competitive analyses, pricing policies, employee lists, personnel policies, the substance of agreements with customers, suppliers and others, marketing or dealership arrangements, servicing and training programs and arrangements, customer lists and any other documents embodying such confidential information. This confidentiality obligation shall not apply to any confidential information which becomes publicly available other than pursuant to a breach of this Section 4 by Executive.

          (b) All information and documents relating to the Company and its Affiliates as hereinabove described shall be the exclusive property of the Company and upon termination of Executive's employment with the Company, all documents, records, reports, writings and other similar documents containing confidential information, including copies thereof, then in Executive's possession or control shall be returned and left with the Company.

     5.   Non-Competition.
          ---------------

          Executive agrees that during the Term of his employment by the Company and for a period of one year following the termination of Executive's employment hereunder, (the "Non-Competitive Period"), Executive shall not, directly or indirectly, as owner, partner, joint venturer, stockholder, employee, broker, agent, principal, trustee, corporate officer, director, licensor, or in any capacity whatsoever engage in, become financially interested in, be employed by, render any consultation or business advice with respect to, or have any connection with (collectively, a "Relationship"), any business which is engaged in development and commercialization of any technologies or products which are competitive with, or an emulation of, any technology or application thereof or products based thereon designed, marketed, announced, leased or sold by the Company or any of its subsidiaries, in any geographic area where, during the time of his employment, the business of the Company or any of its subsidiaries is being, had been or was proposed to be, conducted in any manner whatsoever; provided, however, that Executive may own any securities of any corporation which is engaged in such business and is publicly owned and traded but in an amount not to exceed at any one time one percent (1%) of any class of stock or securities of such company and; provided, further, that Executive shall not be prohibited from having a Relationship (during the Non-Competitive Period and after termination of Executive's employment for any reason other than (i) for Cause, (ii) Executive's voluntary termination of employment or (iii) Executive's termination of employment in violation of this Agreement) with any subsidiary or division of any entity which does not engage or propose to engage in any of the activities from which Executive is precluded as set forth above, notwithstanding that other subsidiaries or divisions of such entity may be engaged in such activities (subject to Executive's continued compliance with his confidentiality obligations contained in Section 4). In addition, Executive shall not, directly or indirectly, during the Non-Competitive Period, request or cause any suppliers or customers with whom the Company or any of its subsidiaries has a business relationship to cancel or terminate any such business relationship with the Company or any of its subsidiaries or solicit, interfere with or entice from the Company any employee (or former employee) of the Company.

     6.   Injunction and Enforceability of Covenants.
          ------------------------------------------

          (a) If Executive commits a breach, or threatens to commit a breach, of any of the provisions of Section 4, 5 or 9 hereof, the Company shall have the right and remedy to have the provisions of this Agreement specifically enforced by any court having equity jurisdiction, it being acknowledged and agreed that any such breach or threatened breach will cause irreparable injury to the Company and that money damages will not provide an adequate remedy to the Company.

          (b) If any of the covenants contained in Section 4, 5 or 9 hereof, or any part thereof, is hereafter construed to be invalid or unenforceable, the same shall not affect the remainder of the covenant or covenants, which shall be given full effect without regard to the invalid portions.

          (c) If any of the covenants contained in Section 4, 5 or 9 hereof, or any part thereof, is held to be unenforceable because of the duration of such provision or the area covered thereby, the parties agree that the court making such determination shall have the power to reduce the duration and/or area of such provision and, in its reduced form, such provision shall then be enforceable.

          (d) The parties hereto intend to and hereby confer jurisdiction to enforce the covenants contained in Sections 4, 5 and 9 hereof upon the courts of any state within the geographical scope of such covenants. In the event that the courts of any one or more of such states shall hold any such covenant wholly unenforceable by reason of the breadth of such scope or otherwise, it is the intention of the parties hereto that such determination not bar or in any way affect the Company's right to the relief provided above in the courts of any other states within the geographical scope of such other covenants, as to breaches of such covenants in such other respective jurisdictions, the above covenants as they relate to each state being, for this purpose, severable into diverse and independent covenants.

          (e) The existence of any claim or cause of action by Executive against the Company or any Affiliate of the Company shall not constitute a defense to the enforcement by the Company of the covenants contained in Sections 4, 5 and 9 hereof, but such claim or cause of action shall be litigated separately.

     7.   Termination by the Company.
          --------------------------

          (a) The Company may terminate this Agreement upon written notice to Executive if any one or more of the following shall occur:

              (1) Executive acts, or fails to act, in a manner that provides Cause for termination. For purposes of this Agreement, the term "Cause" means
(a) the willful and continual neglect by Executive of his duties or obligations hereunder (other than breaches of the covenants set forth in Sections 4, 5 and 9 hereof which events are governed by clause (f) below); provided such neglect remains uncured for a period of 30 days after written notice describing the same is given to the Executive; provided, that isolated or insubstantial failures shall not constitute Cause hereunder, (b) Executive's conviction (which, through lapse of time or otherwise, is not subject to appeal) of any crime or offense involving money or other property of the Company or any of its subsidiaries, (c) Executive's performance of any act or his failure to act, for which if Executive were prosecuted and convicted, a crime or offense involving money or property of the Company or any of its subsidiaries, or which would constitute a felony in the jurisdiction involved, would have occurred, (d) any attempt by Executive to improperly secure any personal profit in connection with the business of the Company or any of its subsidiaries, (e) chronic alcoholism or drug addiction or (f) any breach by Executive of the terms of Section 4, 5 or 9 of this Agreement.

              (2) The Board of Directors shall determine that Executive's performance of his duties has not been fully satisfactory for any reason which would not constitute Cause (as defined above) (and other than disability or death) upon thirty (30) days' prior written notice to Executive.

          In the event that Executive's employment is terminated by the Company (other than at the end of any Term) under this paragraph 7(a)(2), the Company shall pay Executive for a period equal to (i) three months if such termination occurs during the first year of the Term or (ii) six months if such termination occurs after the first year of the Term (the applicable period being hereinafter referred to as the "Severance Period"), his Salary at the then current rate, payable in such installments as the Company customarily pays Executive, which amount shall be in lieu of any and all other payments due and owing to the Executive under the terms of this Agreement (other than any payments constituting reimbursement of expenses pursuant to Section 3(d) hereof), and
(ii) continue to allow Executive to participate, at the Company's expense, in the Company's health insurance and disability insurance programs, if any, to the extent permitted under such programs, during the Severance Period. In addition, within 90 days of termination of Executive's employment for any reason, the Company will pay Executive the amount of any unpaid Commissions earned through the date of termination.

          (b) Executive's employment shall terminate upon:

              (1) Executive's death during the Term; provided, however, that
                                                     --------  -------
Executive's legal representatives shall be entitled to receive his Salary through the last day of the month in which his death occurs.

              (2) Executive shall become physically or mentally disabled so that he is unable substantially to perform his services hereunder for (a) a period of 60 consecutive days, or (b) for shorter periods aggregating 120 days during any twelve-month period during the Term. Notwithstanding such disability the Company shall continue to pay Executive his Salary through the date of such termination.

          (c) Upon any termination of Executive's employment hereunder for any reason, with or without Cause, whether by the Company or by Executive, Executive shall be deemed to have resigned from all positions as an officer and/or director of the Company and any of its subsidiaries.

          (d) All determinations of Cause, termination or nonrenewal pursuant to
Section 2 hereof or this Section 7 shall be made by the vote of a majority of the entire Board of Directors.

     8.   Termination by Executive.
          ------------------------

          Executive may terminate this Agreement on written notice to the Company if any one or more of the following shall occur:

              (1) a material breach of the terms of this Agreement by the Company and such breach continues uncured for 30 days after written notice of such breach is first given;

              (2) a material breach by the Company of any other material agreement with Executive and such breach continues for 30 days after written notice of such breach is first given.

     9.   Inventions Discovered by Executive.
          ----------------------------------

          Executive shall promptly disclose to the Company or any persons designated by it all improvements, inventions, formulae, processes, techniques, know-how, data, discoveries, or methods or other intellectual property, whether or not patentable, whether or not copyrightable (collectively, "Inventions") made, conceived, reduced to practice or learned by Executive, either alone or jointly with others, while performing service hereunder which are related to or useful in the business of the Company, or result from tasks assigned Executive by the Company, or result from use of premises or equipment owned, leased or contracted for by the Company. Executive hereby assigns to the Company all of his right, title and interest in and to any such Inventions. During and after the Term, Executive shall execute any documents necessary to perfect the assignment of such Inventions to the Company and to enable the Company to apply for, obtain, and enforce patents and copyrights in any and all countries on such Inventions. Executive hereby irrevocably designates the Counsel to the Company as his agent and attorney-in-fact to execute and file any such document and to do all lawful acts necessary to apply for and obtain patents and copyrights and to enforce the Company's rights under this Section. This Section 9 shall survive the termination of this Agreement.

     10.  Indemnification.
          ---------------

          The Company shall indemnify Executive, to the maximum extent permitted by applicable law, against all costs, charges and expenses incurred or sustained by him in connection with any action, suit or proceeding to which he may be made a party by reason of his being an officer, director or employee of the Company or of any subsidiary or affiliate of the Company.

     11.  Stock Purchase Options.
          ----------------------

          In connection with Executive's employment hereunder, Executive shall be entitled to purchase shares of Common Stock of the Company upon the terms and subject to the conditions set forth in the Stock Option Agreement attached hereto as Exhibit A.
          ---------

     12.  Representations and Agreements of Executive.
          -------------------------------------------

          (a) Executive represents and warrants that he is free to enter into this Agreement and to perform the duties required hereunder, and that there are no employment contracts or understandings, restrictive covenants or other restrictions, whether written or oral, preventing the performance of his duties hereunder.

          (b) Executive agrees to submit to a medical examination and to cooperate and supply such other information and documents as may be required by any insurance company in connection with the Company's obtaining life insurance on the life of Executive, if the Company so desires, and any other type of insurance or fringe benefit as the Company shall determine from time to time to obtain.

     13.  Arbitration.
          -----------

          Any controversy or claim arising out of or relating to this Agreement or the breach thereof (other than disputes with respect to alleged violations of the covenants contained in Sections 4, 5 and 9 hereof, and the Company's pursuit of the remedies described in Section 6 hereof in connection therewith) shall be settled by arbitration in the City of New York, in accordance with the rules then existing of the American Arbitration Association (three arbitrators), and judgment upon the award rendered may be entered in any court having jurisdiction thereof. The parties shall be free to pursue any remedy before the arbitration tribunal that they shall be otherwise permitted to pursue in a court of competent jurisdiction. The award of the arbitrators shall be final and binding.

     14.  Notices.
          -------

          All notices, requests, consents and other communications required or permitted to be given hereunder shall be in writing and shall be deemed to have been duly given if sent by private overnight mail service (delivery confirmed by such service), registered or certified mail (return receipt requested and received), telecopy (confirmed receipt by return fax from the receiving party) or delivered personally, as follows (or to such other address as either party shall designate by notice in writing to the other in accordance herewith):

     If to the Company:          Voxware, Inc.
                                 172 Tamarack Circle
                                 Skillman, N.J. 08558
                                 Attention:  President
                                 Telephone:  (609) 497-1212
                                 Fax:  (609) 497-2490

     If to Executive:



                                 Telephone:
                                 Fax:

     15.  General.
          -------

          (a) This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of New York applicable to agreements made and to be performed entirely in New York.

          (b) This Agreement sets forth the entire agreement and understanding of the parties relating to the subject matter hereof, and supersedes all prior agreements, arrangements and understandings, written or oral, relating to the subject matter hereof. No representation, promise or inducement has been made by either party that is not embodied in this Agreement, and neither party shall be bound by or liable for any alleged representation, promise or inducement not so set forth.

          (c) This Agreement may be amended, modified, superseded, canceled, renewed or extended, and the terms or covenants hereof may be waived, only by a written instrument executed by the parties hereto, or in the case of a waiver, by the party waiving compliance. The failure of a party at any time or times to require performance of any provision hereof shall in no manner affect the right at a later time to enforce the same. No waiver by a party of the breach of any term or covenant contained in this Agreement, whether by conduct or otherwise, or any one or more or continuing waivers of any such breach, shall constitute a waiver of the breach of any other term or covenant contained in this Agreement.

          (d) This Agreement shall be binding upon the legal representatives, heirs, distributees, successors and assigns of the parties hereto.

          IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

                                 VOXWARE, INC.

                                 By:  /s/ Michael Goldstein
                                    --------------------------------------------


                                      /s/ Steven J. Ott
                                 -----------------------------------------------
                                             Steven J. Ott


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